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AEGEAN SEA, INC.

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

    Aegean Sea Inc., a corporation organized and existing under and by virtue of the General Delaware Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

  FIRST: That pursuant to a Unanimous Written Consent of the Board of Directors of the Corporation, a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

    RESOLVED: That Article 1 of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

"ARTICLE I

    The name of the Corporation is Avocent Corporation."

  SECOND: That the Corporation has not received any payment for any of its stock and this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

  IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed this 27th day of June, 2000.

AEGEAN SEA, INC., a Delaware corporation
/s/ DOYLE WEEKS Doyle Weeks President

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AEGEAN SEA, INC. CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION